Exhibit 5.1

Writer’s Name:	David Chong Chua Shi Ying Ted Teo	Tel:	+65 6439 4838 +65 6439 0728 +65 6439 4808
Secretary:	Sara Natalie Valentia	E-Mail:	david.chong@shooklin.com shiying.chua@shooklin.com ted.teo@shooklin.com

Our ref:	CKL/CSY/TYX /2191855	By Email & Courier
Your ref:

9 October 2020

Diginex Limited c/o 35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong Attention: Board of Directors

Dear Sirs

Diginex Limited (the “company”) – registration statement on Form F-3 by the company

1.	INTRODUCTION

1.1	We have acted as Singapore legal advisers to the Company, a company incorporated under the laws of the Republic of Singapore, as to Singapore law in connection with the filing by the Company, of a registration statement on Form F-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”) on or about 9 October 2020. The Registration Statement covers:

(i)	the registration of up to 31,920,376 ordinary shares of the Company (the “Shares”); and

(ii)	the registration of up to 462,050 warrants to purchase Shares of the Company (the “Warrants”).

1.2	This opinion is limited to the laws of Singapore of general application at the date of this opinion as applied by the courts in Singapore and is given on the basis that it will be governed by and construed according to the laws of Singapore. We do not purport to be experts on, nor are generally familiar with, any laws other than the laws of Singapore. As such, we have made no investigation of and do not express (or imply) any views on the laws of any territory or country other than Singapore. We are not obliged to update this opinion to reflect, or notify any addressee of this opinion or any other person of, any legal or legislative developments, or other changes to law or fact, arising after the date of this opinion. We have taken instructions solely from the Company.

2.	DOCUMENTS

2.1	For the purposes of this opinion, we have sighted and/or reviewed, inter alia, the following documents and information (the “Opinion Documents”):

(a)	an electronic copy (in Adobe Acrobat form) of the certificate of incorporation of the Company dated 7 December 2019 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(b)	an electronic copy of (in Adobe Acrobat form) of the constitution of the Company (the “Constitution”);

(c)	electronic copies (in Adobe Acrobat form) of resolutions in writing of the board of directors of the Company dated 2 October 2019, 19 February 2020, 20 May 2020, 3 September 2020, 30 September 2020 and 9 October 2020 (collectively, the “Board Resolutions”);

(d)	electronic copies (in Adobe Acrobat form) of the resolutions in writing of the sole shareholder of the Company dated 19 February 2020, 20 May 2020, and 30 September 2020 , and the minutes of the sole shareholder of the annual general meeting dated 7 September 2020 (collectively and together with the Board Resolutions, the “Resolutions”); and

(e)	electronic copies of the Registration Statement, the Warrant Agreement (as defined below) and the Escrow Agreement (as defined below).

2.2	This opinion is being rendered to you in connection with the filing of the Registration Statement. We have not examined any documents other than those set out in paragraph 2.1 of this opinion. Save as expressly provided in paragraph 4 of this opinion, we express no opinion whatsoever with respect to any agreement or document.

3.	ASSUMPTIONS

In rendering this opinion, we have made the following assumptions (without enquiry):

3.1	that the Shares will be issued pursuant to share exchange agreement dated 9 July 2019 between Diginex Limited (a Hong Kong company) (“Diginex”), the stockholders of Diginex (the “Sellers”), Pelham Limited (the “Representative”), 8i Enterprises Acquisition Corp. (“8i”), DIGITAL INNOVATIVE LIMITED (the “BVI NewCo”) and the Company, which has since been amended by (i) an amendment and joinder to the Original Share Exchange Agreement dated 8 October 2019 (the “Amendment and Joinder”), a second amendment to the Original Share Exchange Agreement dated 28 January 2020 (the “Second Amendment”), a third amendment to the Original Share Exchange Agreement dated 20 May 2020 (the “Third Amendment”) and a fourth amendment to the Original Share Exchange Agreement dated 24 June 2020 (the “Fourth Amendment”, and the Original Share Exchange Agreement, as amended and joined pursuant to the Amendment and Joinder, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Share Exchange Agreement”), pursuant to which the Sellers shall sell all of the issued shares in Diginex in exchange for Shares (which have no par value), in the Company (the “Share Exchange”); and (b) the Merger Agreement dated 8 October 2019 between the Company, BVI NewCo and 8i;

3.2	that the Warrants will be issued pursuant to the Supplemental Warrant Agreement to be entered into between the Company, Vstock Transfer, LLC and 8i (the “Warrant Agreement”), wherein the Company will assume the rights, duties, covenants and other obligations under the Warrant Agreement dated 27 March 2019 between Vstock Transfer, LLC and 8i;

3.3	that the Shares underlying the Warrants will be issued pursuant to the terms of the Warrant Agreement and pursuant to a valid share issue mandate under Section 161 of the Companies Act (Cap. 50) of Singapore (“Companies Act”) obtained from the shareholders of the Company from time to time, whereby the prior approval of the Company to issue such Shares has been obtained

3.4	that the issued shares in Diginex that the Sellers shall sell in exchange for Shares in the Company in the Share Exchange includes the shares in Diginex that have been converted (prior to closing of the Share Exchange) from the convertible bonds issued as from 28 May 2020 for a principal amount of $25 million in accordance with the subscription agreements and convertible bond instruments entered into by Diginex;

3.5	that of the Shares issuable to the Sellers pursuant to the Amended Share Exchange Agreement, 2,000,000 Shares (which will not be fully paid at the time of issue) (“Escrow Shares”) will be deposited into an escrow account for a period of twelve months to satisfy any potential indemnification claims against the Sellers brought pursuant to the Amended Share Exchange Agreement, pursuant to the terms of an escrow agreement to be entered into between the Company, the Representative and VStock Transfer, LLC (the “Escrow Agreement”) (the transactions described in paragraphs 3.1, 3.2, 3.3, 3.4 and 3.5 collectively referred to as the “Transactions” and each a “Transaction”);

3.6	the authenticity of all documents submitted and made available to us as originals, and the completeness, and conformity to originals, of all copies of documents submitted and made available to us and that the signatures on all original documents or copies thereof are genuine and that in relation to all documents, each signature is that of a person duly authorised to affix the same and execute the relevant documents;

3.7	the accuracy and correctness of the statements, any representations or oral information made by the shareholder(s), director(s), officer(s), employee(s), licencee(s), agent(s), representative(s) or authorised person(s) of the Company under or in respect of the Opinion Documents;

3.8	that each document submitted and made available to us for review, is true, complete and up-to-date, has not been revoked, amended or superseded by some other document or agreement or corporate record or action (including orally, by conduct or course of dealing), and all representations, warranties and factual statements contained therein are true and correct;

3.9	the Opinion Documents remain unamended and in full force and effect, and the Warrant Agreement and the Escrow Agreement will be executed by the parties thereto substantially in the forms as sighted and/or reviewed by us;

3.10	that the Resolutions:

(a)	were duly passed at properly convened meetings of duly appointed directors or the shareholder(s) of the Company, or as the case may be, duly passed in the form of circulating resolutions in writing, in accordance with the provisions of the Constitution;

(b)	were duly passed in accordance with the provisions of the Companies Act; and

(c)	have not been revoked, rescinded, superseded or amended and are in full force and effect, and that no other resolution or other action has been passed or taken which could affect the validity of any or all of such resolutions;

3.11	that the directors of the Company:

(a)	have been duly appointed in accordance with the provisions of the Companies Act and the Constitution;

(b)	have acted in good faith and in the best interests of the Company in approving the preparation, execution and filing of the Registration Statement with the Commission, and the entry into the transactions contemplated in the Registration Statement, and the execution of, and entry into, the Transactions, and without intention to defraud any of the creditors of the Company; and

(c)	have each disclosed any interest which he may have in the transactions contemplated in the Registration Statement and the Transactions in accordance with the provisions of the Companies Act and the Constitution in force at that time, and none of the directors of the Company has any interest in such transactions except to the extent permitted by the Companies Act and the Constitution at that time;

3.12	that all relevant documents have been provided to us by the officers of the Company for inspection for the purposes of this opinion;

3.13	that the Shares and the Warrants will be issued in accordance with the terms and subject to the conditions set out in the Resolutions and documents relating to the Transactions, if any;

3.14	that the Shares will be duly registered in the names of the persons who acquire the Shares in the register of members of the Company, or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificates for the Shares will be duly issued and delivered;

3.15	that the Warrants will be duly issued to the names of the persons who acquire the Warrants and the certificates for the Warrants will be duly issued and delivered;

3.16	the absence of fraud, bad faith, undue influence, coercion, duress, mistake or misrepresentation on the part of any party to the Transactions and its respective officers, employees, agents and advisers;

3.17	(a) that the Transactions are within the capacity and powers of, and have been duly authorised, executed and delivered by, the parties thereto other than the Company, (b) that the Transactions constitute legal, valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Transactions as legal, valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorisations from, or to make required registrations, declarations or filings with, governmental authorities;

3.18	that in exercising the respective powers of each party to the Transactions (other than the Company) to enter into the relevant Transactions, each party (and in the case where the party is a corporation or a trust, the directors or trustees of such party) to the Transactions have acted in good faith and in furtherance of the respective substantive objects and for the legitimate purpose of such party to the Transactions, and that the entry into the relevant Transaction by each of the parties thereto may reasonably be considered to have been in the interests, and for the commercial benefit, of such party to the relevant Transaction;

3.19	that each of the parties to the Transactions did not seek to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant Transaction to which it is a party which might render any of them or any relevant transaction or associated activity illegal, void or voidable;

3.20	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Transactions under the laws of any jurisdiction have been or will be duly fulfilled, performed and complied with;

3.21	that valid consideration, if required, was or will be furnished for the entry into the Transactions (including the issue of the Warrants) and was or will be received by the Company in respect of those Shares that are issued as fully paid shares;

3.22	that the Transactions constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all relevant jurisdictions;

3.23	that no consent, approval, authorisation or order of or qualification with any governmental body or agency was required for the performance by each of the parties (other than the Company in Singapore) to the Transactions of its respective obligations under the Transactions to which it is a party;

3.24	all applicable consents, approvals, authorisations, licences, exemptions or orders required from any applicable governmental or other regulatory authorities and all other requirements for the legality, validity and enforceability of the Transactions have been (and have not been withdrawn) duly obtained or fulfilled, and in full force and effect, and that any conditions to which they are subject have been satisfied;

3.25	that the execution of the Transactions, the performance of the obligations under the Transactions, the delivery of the Shares and the issuance of the Warrants were or will be in compliance with (a) applicable laws and regulations in Singapore, and (b) the provisions of the Constitution in force at the time;

3.26	that there are no agreements, documents, arrangements or transactions to which the Company is a party that would in any way prohibit or restrict the allotment and issue of the Shares or the issuance of the Warrants;

3.27	that there are no agreements, documents, arrangements or transactions to which each party to the Transactions has entered into that may in any way prohibit or restrict its right to enter into the relevant Transaction or perform its obligations under the relevant Transaction;

3.28	that there were no amendments to the Constitution in force at any time or the laws applicable to the Company that would have the effect of rendering any of our opinions in paragraph 4 inaccurate;

3.29	that nothing in the Transactions and/or such other documents entered into by the Company would have the effect of rendering any of our opinions in paragraph 4 inaccurate;

3.30	that no Shares and/or Warrants will be offered in Singapore in connection with the Registration Statement;

3.31	that none of the Registration Statement, Transactions nor any of the transactions contemplated respectively thereunder constitutes or will constitute a sham.

3.32	that:

(a)	the result of the electronic instance information search made by us on 9 October 2020 of the public records of the Company maintained by ACRA at https://www.acra.gov.sg (the “ACRA Search”) at the ACRA; and

(b)	the results of the electronic searches made by us on 9 October 2020 for the period of 1 January 2017 to 9 October 2020 (both dates inclusive) of: (i) the Company, obtained from the search modules Insolvency (including Judicial Management) (Supreme Court) and Appeals Cases (Supreme Court), Appeals Cases (State Court), Civil Cases (State Courts), Enforcement (Supreme Courts) and Enforcement (State Courts), and (ii) the directors of the Company, obtained from the search module Bankruptcy (Supreme Court), of the Cause Book Search function of the eLitigation system at https://www.elitigation.sg (the “Court Searches”), are true, complete and accurate, and remain correct up-to-the date of this opinion and that:

(i)	such information has not since the relevant time at which the ACRA Search or Court Searches, as the case may be, were conducted, been altered; and

(ii)	the ACRA Search and Court Searches, as the case may be, did not fail to disclose any information which has been lodged, registered or filed but did not appear on the public records available for such electronic searches at the time of such searches, and all matters which ought to have been lodged, registered, or filed with ACRA or the relevant court, as the case may be have been duly lodged, registered, or filed;

3.33	that no foreign law is relevant to or affects the conclusions stated in this opinion, and none of the opinions expressed herein will be affected by the laws (including, without limitation, the public policy) of any jurisdiction outside Singapore, and insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with; and

3.34	we express no opinion as to any taxation matters or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with law and regulations relating to taxation. For these purposes, taxation includes stamp duties and goods and services tax.

4.	OPINION

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Shares (save for the Escrow Shares), when issued and delivered by the Company in accordance with the Constitution, and the terms of the Transactions by the Company pursuant to the laws of Singapore, will be validly issued, fully paid and non-assessable;

(b)	the Escrow Shares, when issued and delivered by the Company in accordance with the Constitution, and the terms of the Transactions by the Company pursuant to the laws of Singapore, will be validly issued but not fully paid; and

(c)	subject to its validity and enforceability under the laws of the State of New York, the Warrants, when issued by the Company in accordance with the Constitution, and the terms of the Warrant Agreement, constitute valid, binding and enforceable obligations of the Company in accordance with their terms under the laws of Singapore.

5.	QUALIFICATIONS

This opinion is subject to the following qualifications:

5.1	we do not express any opinion as to any laws other than Singapore law in force at and as interpreted at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction;

5.2	no opinion is expressed on any document or matter which is not apparent on the face of the Opinion Documents;

5.3	for the purposes of this opinion, we have assumed that the term non-assessable (a term which has no recognised meaning under Singapore law) in relation to the Shares means that holders of such shares (save for the Escrow Shares), having fully paid up all amounts due on such shares, are under no further personal liability to make payments to the Company or its creditors or contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares;

5.4	the term enforceable as used in this opinion means that the obligations assumed or to be assumed by the Company under the Warrants of a type which the Singapore courts may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, judicial management, reorganisation and other similar laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity, including (without limitation) (i) the rights in equity of a surety; and (ii) the principle that equitable remedies may not be available where damages are considered to be an adequate remedy;

(c)	where any security interest is purported to be created in breach of any contractual prohibition or undertaking of which the beneficiary of such security interest has notice, we express no opinion as to the legality or validity of such security interest;

(d)	the effectiveness of any exoneration or disclaimer provisions may be limited by law – for example, such provisions may not be enforceable to the extent they are unreasonable;

(e)	claims may become barred under the Limitation Act (Cap. 163) of Singapore or may be or become subject to defences of set-off or counterclaim;

(f)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction; and

(g)	enforcement of obligations may be invalidated by reason of fraud;

5.5	provisions that certain determinations, calculations or certificates are to be conclusive and/or binding will not be effective in the case of fraud and will not necessarily prevent judicial enquiry into the merits of any claim. Certain disclaimers of or limitations on liability may not be enforceable to the extent that the Unfair Contract Terms Act (Cap. 396) of Singapore is applicable and such disclaimers/limitations are in contravention of the said act;

5.6	the choice of the laws of the State of New York to govern the Warrants would not be recognized if the choice of law was not bona fide and legal, or if there were reasons for avoiding the choice of law on the grounds of public policy;

5.7	where a party is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds;

5.8	under Singapore law, any term of an agreement may be amended orally if agreed by all the parties notwithstanding provisions to the contrary in the agreement;

5.9	interest on overdue amounts may not be recoverable if it amounts to a penalty under Singapore law;

5.10	terms providing for the right of assignment of rights or obligations may require further documents or additional steps by one or more parties to perfect or implement;

5.11	the entry into or the enforcement of the Transactions may be affected if it has been entered into for the purpose of or in connection with (a) the provision by the Company (a public company) of financial assistance to any person for or in relation to the acquisition of shares in the Company, contrary to the Companies Act, (b) a loan to a director of the Company (or any member of his immediate family or a company, not being a related company of the Company, in which he has a substantial ownership interest), the provision of a guarantee or other security for such a loan or any other transaction prohibited by Section 163 of the Companies Act, (c) money laundering, or (d) any other unlawful activity;

5.12	we express no opinion as to the validity, binding effect or enforceability of any provision in the documents relating to the Transactions by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions;

5.13	we are not advising on the business, shareholding structure, commercial terms, tax, or accounting implications of the Company and the Transactions;

5.14	other than as outlined in this opinion, we are not advising on any corporate secretarial or statutory compliance of the Company;

5.15	this opinion is strictly limited to matters stated herein and is not to be construed as extending by implication to any other matter or document in connection with, or referred to, in any of the documents referenced herein;

5.16	we have not investigated or verified the representations and factual statements (including any statements of foreign law), if any, or the reasonableness of any statements of opinion or intention, made in the documents referenced in this opinion and have not made any attempt to determine if any of such representations or factual statements are complete, true or accurate. In addition, we are not responsible for investigating or verifying whether any material fact has been omitted from such documents;

5.17	we do not advise on the tax position of any person, or the rights and remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with law and regulations relating to taxation. For these purposes, taxation and taxes include without limitation, stamp duty and withholding taxes;

5.18	we have relied on electronic searches of public records. The records disclosed by such searches may not be complete or up-to-date. There may be errors in the public records or the public records may not be updated and we do not take responsibility for errors or omissions in such records;

5.19	this opinion is strictly limited to matters stated herein and is not to be construed as extending by implication to any other matter or document in connection with, or referred to, in any of Opinion Documents;

5.20	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in this opinion and on the basis of the laws of Singapore in force as at the date of this opinion; and

5.21	this opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Singapore after the date of this opinion.

6.	General

6.1	This opinion is rendered as of the date first set forth above and we expressly disclaim any obligation to update this opinion from and after the date hereof or to notify any addressee of this opinion of any change in the laws of Singapore after the date of this opinion.

6.2	All statements or opinions made or reports contained herein are of a general nature only and current only as at the date of this opinion. They do not purport and are not intended to be a substitute for specific professional advice.

6.3	This opinion does not cover the financial, tax and other related aspects of the business and operations of the Company.

6.4	It is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter or document in connection with the Transactions or the Opinion Documents.

6.5	This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore and assume that such laws do not qualify or affect this opinion.

6.6	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 and 11 of the Securities Act or to the rules and regulations of the Commission thereunder.

6.7	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, except for the filing of this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated or disclosed to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States of America, if any), nor is it to be used or relied upon for any other purpose, or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

SHOOK LIN & BOK LLP

Page 9